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                                                                 Exhibit 12.1

Computation of Earnings to Fixed Charges Ratio

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
                                                                                           The Loewen Group Inc.
                                                                                 (Predecessor to Alderwoods Group, Inc.)
                                             Alderwoods Group, Inc.                       Years Ended December 31,
                                                 12 Weeks Ended        ----------------------------------------------------------
                                                 March 23, 2002          2001        2000         1999        1998         1997
                                           -------------------------   --------    --------    ---------   ----------    --------
                                           (in thousands of dollars,
                                              except ratio amount)           (in thousands of dollars, except ratio amount)
Income (loss) before income taxes                  $10,847             $(59,178)   $(34,863)   $(573,165)   $(764,601)   $ 43,290
Add: Fixed charges                                  21,061               15,586      19,504      101,140      196,429     146,342
Less: Capitalized interest                               -                    -           -         (555)      (2,510)     (2,093)
Less: Dividends on preferred
   securities of subsidiary                              -                    -           -       (2,971)      (7,088)     (7,218)
                                                   -------             --------    --------    ---------    ---------    --------
Income (loss) available for
   fixed charges                                   $31,908             $(43,592)   $(15,359)   $(475,551)   $(577,770)   $180,321
                                                   -------             --------    --------    ---------    ---------    --------
                                                   -------             --------    --------    ---------    ---------    --------

Fixed charges:
   Interest on long-term debt                      $20,910             $ 11,013    $ 12,410    $  87,849    $ 155,760    $125,450
   Capitalized interest                                  -                    -           -          555        2,510       2,093
   Amortization of deferred finance costs                -                  619       3,142        4,929       26,859       7,014
   Dividends on preferred securities
      of subsidiary                                      -                    -           -        2,971        7,088       7,218
   Implicit interest in rent expense                   151                3,954       3,952        4,836        4,212       4,567
                                                   -------             --------    --------    ---------    ---------    --------
                                                   $21,061             $ 15,586    $ 19,504    $ 101,140    $ 196,429    $146,342
                                                   -------             --------    --------    ---------    ---------    --------
                                                   -------             --------    --------    ---------    ---------    --------

Ratio of earnings to fixed charges                     1.5                  n/a         n/a          n/a          n/a         1.2

Losses not sufficient to cover
   fixed charges                                                       $(59,178)   $(34,863)   $(576,691)   $(774,199)

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